February 14, 2000


Matt Moore
Hand Delivered

Re:  Retention Bonus Plan

Dear Matt:

In recognition of your past and ongoing contributions to AMRESCO, we are pleased to offer to you a Retention Bonus, based upon the terms and conditions contained herein.
We believe that there is an ongoing position for you with AMRESCO, and this letter in no way implies that we intend to terminate your employment with AMRESCO at some future date. Rather, it is to acknowledge your special value to our organization.

If you are a full-time employee on June 30, 2000 of AMRESCO or one of its affiliates, you will be paid a one time Retention Bonus of $70,000. This amount will be paid in a lump sum on June 30, 2000, and will be subject to applicable withholding. This Retention Bonus will not affect any other form of incentive compensation for which you are or may become eligible.

If you voluntarily terminate your employment or your employment with AMRESCO is terminated for Cause (as defined herein) prior to June 30, 2000, you will not be entitled to this Retention Bonus. "Termination for Cause", as used herein, means (1) termination for gross misconduct or willful, substantial violation of AMRESCO policies and procedures or (2) termination for other performance deficiencies, provided that you have been given a written warning and not less than 15 (fifteen) days to correct such performance deficiencies.

AMRESCO, like any publicly traded organization, cannot guarantee continued employment through June 30, 2000. If your employment is terminated prior to June 30, 2000 other than by you voluntarily or by AMRESCO for Cause, you will receive such Retention Bonus within 15 (fifteen) days of the date of your termination.

As this particular bonus plan is restricted to certain key employees, it is necessary that you keep the terms of this agreement confidential. You may disclose the existence and terms of this agreement only to your spouse, accountant, the IRS, and to others only if required by law. Failure to keep the terms and conditions of this agreement confidential will be considered gross misconduct and may result in forfeiture of your Retention Bonus or termination of your employment, or both. If you have further questions, please do not hesitate to contact me.

Sincerely,



Randolph E. Brown
President - Commercial Finance